UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

THE VALSPAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 851-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2014, the Board of Directors of The Valspar Corporation, a Delaware corporation (“Valspar”), adopted and approved the Valspar Corporation Nonqualified Deferred Compensation Plan (the “Plan”). The Plan is an unfunded, nonqualified deferred compensation program sponsored by Valspar to provide its directors and designated key employees the opportunity to defer compensation into the Plan.

Participants may defer up to 50% of their annual base salary and up to 100% of any annual cash bonuses, cash-settled RSUs and lost ERISA payments. Director participants may defer up to 100% of the cash portion of their annual retainers. In its discretion, Valspar may make additional contributions to be credited to the account of any or all participants in the Plan. Such Valspar contributions will be vested immediately. Distributions are made upon death or on or after certain payment events elected by the participant, including specified future dates, separation from service or a change in control.

Under the terms of the Plan, Valspar may establish a trust as a reserve for the benefits payable under the Plan. Distributions from the Plan are governed by the Internal Revenue Code and the Plan.

The description above is a summary and is qualified in its entirety by the terms of (i) the adoption agreement for the Plan, a copy of which is attached hereto as Exhibit 10.1 to this report and is incorporated herein by this reference, and (ii) the Plan, a copy of which is attached hereto as Exhibit 10.2 to this report and is incorporated herein by this reference.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits.
	10.1	Adoption Agreement for The Valspar Corporation Nonqualified Deferred Compensation Plan
	10.2	The Valspar Corporation Nonqualified Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: May 15, 2014	/s/ Rolf Engh
Rolf Engh
Secretary

Exhibit Index

10.1	Adoption Agreement for the Valspar Corporation Nonqualified Deferred Compensation Plan
10.2	Valspar Corporation Nonqualified Deferred Compensation Plan